June 18, 2001

Mr. Donald Dindak
420 Diehl Drive
Mckeesport, PA 15132

         Re:      MIM Health Plans and Subsidiaries
                  ---------------------------------

Dear Don:

         MIM Health Plans, Inc., a Delaware corporation (the "Company"), a wholly owned subsidiary of MIM Corporation ("MIM") is pleased to offer you employment as the President of the Company's BioScrip injectable division, on the terms and subject to the conditions set forth below. The terms and conditions of your employment would be as follows:

1. POSITION AND DUTIES:       President  of the  Company's  BioScrip  injectable
                              division.

                              In such capacity, you shall be responsible for all sales and marketing activities of the BioScrip injectable division and all other aspects of that division that are not utilized by Scrip PBM on a shared basis. including the sales representatives exclusively dedicated to BioScrip injectable sales and the pull through of patients through data analysis (that is, "patient pull through"). Accounts. In such capacity, you will faithfully perform the duties of said office and position and such other duties of an executive, managerial and administrative nature as are specified and designated from time to time by the Company's Board of Directors.

                              You will report primarily to, and shall have such further duties as shall be assigned to you by the Chief Executive Officer of the Company, subject to the authority of the Board of Directors. Subject to the terms and conditions of this Agreement, you acknowledge and understand that you are an employee at will.

2. BASE COMPENSATION:         Your  base  salary  will be at an  annual  rate of
                              $200,000.00 per year, payable bi-weekly, or at such other times as other employees of the Company are paid.

3. LONG-TERM INCENTIVE
    COMPENSATION:             As further compensation hereunder,  effective upon
                              the later to occur of the date you commence your employment with the

                              Company and the date you execute definitive agreements with respect to each such grant, the Company would grant to you (i) 100,000 options ("Options") to purchase the Company's common stock, par value $0.0001 per share ("Common
                              Stock"); (ii) 5,000 performance units ("Performance Units"), having the terms and conditions set forth in a definitive agreement with respect to the Performance Units; and (iii) 15,000 performance shares ("Performance Shares") of Common Stock, having the terms and conditions set forth in a definitive agreement with respect to the Performance Shares. The Options shall vest in equal installments on the first, second and third anniversary dates of your employment. The grant and vesting of your options would be subject to the terms and conditions set forth in the form of Option Agreement. Such options shall be priced at the closing stock price on the trading day immediately preceding your first day of employment with the Company. The granting of the incetive compensation set forth above is subject to the approval of the Company's stockholders at this year's annual meeting scheduled to be held on June 28, 2001.

4. TRANSPORTATION
   ALLOWANCE:                 During your  employment,  the Company will provide
                              you with a monthly allowance of $500 for the use of an automobile.

5. PARTICIPATION IN
   HEALTH
   AND OTHER
   BENEFIT PLANS              During your employment with the Company, you shall
                              be permitted,  if and to the extent  eligible,  to
                              participate  in  all  employee  health  and  other
                              related benefit plans,  policies and practices now
                              or  hereafter   available  to  members  of  senior
                              management generally and maintained by or on behalf of the Company, including the Company's medical expense reimbursement plan (the "MERP") and a life insurance policy equal to three times your then annual salary. Nothing in this agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.

                              During the first year of your employment, you shall be eligible to participate in the Company's 2001 Cash Bonus Program For Key Employees. During the first calendar year of your employment, you would participate pro rata based on the number of days during calendar year 2001 that you were employed by the Company.

6. EXPENSES:                  Subject to such  policies as may from time to time
                              be   established   by  the   Company's   Board  of
                              Directors,  the Company would pay or reimburse you
                              for all reasonable and necessary expenses actually
                              incurred  or paid by you  during  the term of your
                              employment in the performance of your duties, upon
                              submission  and  approval  of expense  statements,
                              vouchers  or  other   supporting   information  in
                              accordance with the then customary practices of the Company.

6. VACATION:                  You would be entitled  to four weeks (20  business
                              days) vacation during the term of your employment.

7. TERMINATION;
   SEVERANCE
   CHANGE OF CONTROL:         If your  employment with the Company is terminated
                              for any reason  whatsoever,  whether by you or the
                              Company,  the Company  would not be liable for, or
                              obligated to pay you any bonus compensation or any
                              other compensation contemplated hereby not already
                              paid or not  already  accrued  at the date of such
                              termination, and no other benefits shall accrue or
                              vest   subsequent   to  such  date.   If  you  are
                              terminated by the Company (or any successor) other
                              than for "Cause" (as defined  below),  you will be
                              entitled to receive  severance  payments  equal to
                              six months of salary at your then  current  salary
                              level,  payable in  accordance  with the Company's
                              then applicable  payroll  practices and subject to
                              all   applicable   federal,    state   and   local
                              withholding.   For  purposes  of  this  Agreement,
                              "Cause"  shall  mean  any  of the  following:  (1)
                              Commission  by  you  of  criminal   conduct  which
                              involves   moral   turpitude;   (2)   acts   which
                              constitute fraud or self-dealing by or on the part
                              of you  against  the  Company  or MIM,  including,
                              without     limitation,     misappropriation    or
                              embezzlement;   (3)  your  willful  engagement  in
                              conduct  which  is  materially  injurious  to  the
                              Company or MIM;  or (4) your gross  misconduct  in
                              the  performance  of duties as an  employee of the
                              Company  or MIM,  including,  without  limitation,
                              failure to obey lawful written instructions of the
                              Board of  Directors  of the  Company  or MIM,  any
                              committee  thereof or any executive officer of the
                              Company or MIM or failure to correct  any  conduct
                              which   constitutes   a  breach  of  any   written
                              agreement between you and the Company or MIM or of
                              any  written  policy  promulgated  by the Board of
                              Directors  of  either  the  Company  or  MIM,  any
                              committee  thereof or any executive officer of the
                              Company or MIM, in either case after not less than
                              ten  days'   notice  in  writing  to  you  of  the
                              Company's  intention  to  terminate  you  if  such
                              failure  is not  corrected  within  the  specified
                              period (or after such shorter notice period if the
                              Company  or MIM in good faith  deems such  shorter
                              notice   period  to  be   necessary   due  to  the
                              possibility  of material  injury to the Company or
                              MIM).  In addition,  if you are  terminated by the
                              Company or MIM (or any successor or either) within
                              one year of a  "Change  of  Control"  (as  defined
                              below) or,  within such one (1) year  period,  you
                              elect  to  terminate  your  employment  after  the
                              Company   or  MIM  or  a   successor   entity  (A)
                              materially  reduces  your  authority,  duties  and
                              responsibilities  assigns  you  duties  materially
                              inconsistent  with your position or positions with
                              the   Company  or  MIM  or  a   successor   entity
                              immediately prior to such Change of Control or (B)
                              requires you to relocate  your  residence in order
                              to perform  your duties with the  Company,  MIM or
                              that  successor  entity,  (I)  you  shall  receive
                              severance  payments  equal to six  months  of your
                              then  current   salary  (and   reimbursement   for
                              expenses  incurred  prior to the effective date of
                              the   termination   of   employment;    (II)   all
                              outstanding  unvested  Options  granted to you (or
                              hereafter under the Bonus Program) and held by you
                              shall vest and become immediately  exercisable and
                              shall  otherwise be exercisable in accordance with
                              their  terms  and you shall  become  vested in any
                              pension or other deferred  compensation other than
                              pension  or  deferred  compensation  under  a plan
                              intended to be qualified  under Section  401(a) or
                              403(a) of the Internal  Revenue  Code of 1986,  as
                              amended;  (iv) all Performance Units granted under
                              the Bonus  Program  and held by you shall vest and
                              become  immediately  payable  at any time and from
                              time to time from and after the termination  date,
                              at the maximum  target rate set forth in the Bonus
                              Program;  (v) all Performance Shares granted under
                              the Bonus  Program  and held by you shall vest and
                              become   immediately   transferable  free  of  any
                              restrictions on transferability of the Performance
                              Shares  (other  than   restrictions   on  transfer
                              imposed under Federal and state  securities  laws)
                              by you and all other restrictions  imposed thereon
                              shall   cease   other  than  those   restrictions,
                              limitations  and/or  obligations  contained in the
                              Bonus   Program   that   expressly   survive   the
                              termination of your employment with the Company or any successor entity, as the case may be; and (vi) you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or any other rights hereunder.

                              For purposes of this Agreement, "Change of Control" means the occurrence of one or more of the following: (i) a "person" or "group" within the means the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (within the meaning of Rule l3d-3 under the Exchange Act) of securities of MIM (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of MIM's then outstanding securities in any one or more transactions unless approved by at least two-thirds of MIM's Board of Directors then serving at that time; provided, however, that purchases by employee benefit plans of MIM and by MIM or its affiliates shall be disregarded; or
                              (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of MIM or the Company; or (iii) a merger or consolidation, or a transaction having a similar effect, where (A) the Company or MIM is not the surviving corporation, (B) the majority of the Common Stock of MIM is no longer held by the stockholders of MIM immediately prior to the transaction, or (C) the MIM's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which MIM or the Company is merged), unless such merger, consolidation or similar transaction is with a subsidiary of the Company or MIM or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of MIM's Common Stock at such time; or (iv) at any annual or special meeting of stockholders of MIM at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a "New Director" and collectively the "New Directors") then constituting a majority of MIM's Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of MIM who shall be an (I) "Adverse Person(s)"; (II) "Acquiring Person(s)"; or (III) "40% Person(s)" (as each of the terms set forth in (I), (II), and (III) hereof are defined in that certain Amended and Restated Rights Agreement, dated May 20, 1999, between MIM and American Stock Transfer & Trust Company, as Rights Agent.

8. RESTRICTIVE COVENANT:      As  a  condition  to  your   employment  with  the
                              Company,  you will be  obligated  to enter  into a
                              restrictive covenant agreement between you and the
                              Company,    covering,    among    other    things,
                              non-competition    provisions,    non-solicitation
                              provisions, and the protection of the Company's trade secrets. A copy of the terms of this agreement are attached hereto as Exhibit A.

9.  NO  RELOCATION:           You shall not be  required  to  relocate  from the
                              address set forth above in order to perform your duties; provided, however, that you acknowledge that you will need to travel that amount of time necessary to perform your responsibilities and duties in a manner consistent with the standards set forth in Section 1 of this Agreement.

10. OTHER TERMS:              Your employment,  restrictive covenants and option
                              agreements will include other customary and usual terms, provisions, conditions and representations as are found in the Company's similar arrangements with its employees.

11. CONDITION TO EMPLOYMENT:  Your  employment is conditioned on the approval of your employment and this letter agreement by the Board of Directors of the Company.

         Please call me to discuss any questions or comments that you may have regarding these terms. After I receive your agreement to the foregoing, definitive documentation will be prepared. I look forward to hearing from you and working with you. Best regards.

                                   Sincerely yours,

                                   MIM HEALTH PLANS, INC.


                                   By:      /s/ Barry A. Posner
                                            ----------------------------
                                   Name:    Barry A. Posner
                                   Title:   Vice President & General Counsel


Agreed to and Accepted By:




 /s/ Donald Dindak
 -----------------

Donald Dindak

                                                                       Exhibit A

                              RESTRICTIVE COVENANTS

         Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of the Company (for purposes of these restrictive covenants, the "Company" shall include all subsidiaries and affiliates of MIM Corporation, including MIM Health Plans, Inc.) is the provision of a broad range of services designed to promote the cost-effective delivery of pharmacy benefits, including pharmacy benefit management services, claims processing, the purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities (including assisted living facilities and nursing homes) and specialty pharmaceutical programs and mail order pharmacy services, including the dispensing of prescription pharmaceutical products, and the sale and distribution, on a retail and wholesale basis, of OTC's, vitamins, supplements, herbals and other goods typically offered for sale through a retail, mail order or internet on-line pharmacy (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company's then-overall business, herein being collectively referred to as the "Business"); (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company's Business; (iii) is national in scope; (iv) your work for the Company will give you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in these Restrictive Covenants are essential to the business and goodwill of the Company; and (vi) the Company would not have offered you employment but for the covenants and agreements set forth herein. Accordingly, you covenant and agree that:

                  (a) At any time  during your  employment  with the Company and ending (i) nine months following termination of your employment with the Company (irrespective of the reason for such termination) or (ii) three months following payment of any severance, whichever occurs last, you shall not engage, directly or indirectly, in sales or marketing or otherwise assisting any company or other business entity (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), engaged in (i) the Business or (ii) any material component of the Business; provided, however, that the Executive's ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.

                  (b) During and after the period during which you are employed, you shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the Business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by you heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), including, without limitation, information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company and its affiliates,
(ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of these Restrictive Covenants or the Agreement. Notwithstanding the foregoing, this section (b) shall not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

                  (c) During the period commencing on the date hereof and ending two years following the date upon which you shall cease to be an employee of the Company or its affiliates, you shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee or independent contractor thereof or hire (on your behalf or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within one year of the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates, or (ii) solicit, contact, market to, work for, or assist others in soliciting any customer or client of the Company with whom the Company was in contact with or was providing goods and services to at the time of your termination of employment with the Company. During such period, you will not, whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

                  (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Business of the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

         Rights and Remedies upon Breach of Restrictive Covenants.
         --------------------------------------------------------
                  (a) You acknowledge and agree that any breach by him of any of the provisions of sections (a) through (d) above (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

                  (b) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

                  (c) The right and remedy to require you to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

                  (d) You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

Agreed to and accepted by:


 /s/ Donald Dindak
------------------
Donald Dindak